AUDIO BOOK CLUB, INC.

                       Supplement dated August 16, 1999 to
                          Prospectus dated May 5, 1999


     The following table updates information contained in the table under the caption "Selling Shareholders" in our May 5, 1999 prospectus.


                                        Beneficial
                                        Ownership of                                            Shares                  % of Shares
                                        Shares of Common                                        Beneficially            Beneficially
Selling                                 Stock Prior to            Shares to be Sold             Owned                   Owned After
Shareholder(1)                          Offering                  in the Offering(2)            After Offering(3)       Offering(3)
--------------                          --------                  ------------------            -----------------       -----------
Norton Herrick                          4,219,109(4)                   1,308,989(5)                2,910,120               26.4%

Carl Wolf                                  95,000(6)                      75,000                      20,000                  *

The Columbia House
Company                                   225,000                        225,000                           0                  0

Sony Music
Entertainment Inc.                        325,000(7)                     325,000(8)                        0                  0

WCI Music Group,
Inc.                                      325,000(7)                     325,000(8)                        0                  0

Premier Electronic
Laboratories, Inc.                        125,000(9)                     125,000                           0                  *

Metacom, Inc.                              50,000(10)                     50,000                           0                  *

Carl Amari                                547,875(11)                    547,875                           0                  *

Denis Levin                                31,250(12)                     31,250                           0                  0

Vince Amari                                20,875(13)                     20,875                           0                  0

Karen Olsen                                 5,000(14)                      5,000                           0                  0

Christina Vrba                             10,000(15)                     10,000                           0                  0

Fleet National
Bank                                       98,725(16)                     98,725                           0                  0

ING (U.S.) Captial
Corporation                                98,725(17)                     98,725                           0                  0

800 Long Distance,
Inc.                                       21,600(18)                     21,600                           0                  0

Jeffrey Busche                             20,000(19)                     20,000                           0                  0

Louis Lichtenfeld                          10,000(20)                     10,000                           0                  0

Gregory Presson                            31,625(21)                     31,625                           0                  0

                                        Beneficial
                                        Ownership of                                            Shares                  % of Shares
                                        Shares of Common                                        Beneficially            Beneficially
Selling                                 Stock Prior to            Shares to be Sold             Owned                   Owned After
Shareholder(1)                          Offering                  in the Offering(2)            After Offering(3)       Offering(3)
--------------                          -----------------         ------------------            -----------------       -----------
Stephen Weinress                           20,334(22)                     20,334                           0                  0

Carl Frankson                              27,125(23)                     27,125                           0                  0

Patrick Bannister                           6,291(24)                      6,291                           0                  0

Darren Friend                              23,000(25)                     23,000                           0                  0

Andre Guardi                               29,340(26)                     29,340                           0                  0

Doug Dust                                   2,250(27)                      2,250                           0                  0

Marjorie Goddard                            5,518(28)                      5,518                           0                  0

Michael Chenery                             5,017(29)                      5,017                           0                  0

Steven Kornfeld                            20,000(30)                     20,000                           0                  0

Steven Rothstein                           49,400(31)                     49,400                           0                  0

Craig Gould                                 7,500(32)                      7,500                           0                  0

National Securities
Corporation                                27,600(33)                     27,600                           0                  0

Steven McLaughlin                         158,000(34)                    158,000                           0                  0

Frankfurt, Garbus,
Klein & Selz                               20,000(35)                     20,000                           0                  0

Quantum Partners
LDC                                       750,000                        750,000                           0                  0

ABC Investment
L.L.C.                                    449,438                        449,438                           0                  0

----------
* Less than one percent.

(1) None of the selling shareholders has a material relationship with our company other than, Norton Herrick who is a Director, Chairman of the Board and Co-Chief Executive Officer, Michael Herrick who is a Director and Co-Chief Executive Officer, Howard Herrick who is a Director and Executive Vice President, Steven McLaughlin who is an Executive Vice President and Chief Technology Officer, Carl Wolf who is a Director and Carl Amari who is President of a wholly-owned subsidiary of our company.

(2) Assumes as to each selling shareholder the exercise of all of the warrants, options and other convertible securities owned by such selling shareholder relating to the shares offered under this prospectus whether or not currently exercisable and the sale of all of the shares. We cannot assure you that any warrants, options or convertible securities will be exercised or converted, as the case may be, or that any shares of common stock offered by selling shareholders hereby will be sold.

(3) Each selling shareholder's beneficial ownership and percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such selling shareholder

     (but not held by any other selling shareholder or person) and are exercisable within 60 days from the date of this prospectus have been exercised and converted.

(4) Includes (i) 8,200 shares of common stock held by Norton Herrick, (ii) 488,460 shares of common stock held by Howard Herrick, (iii) 488,460 shares of common stock held by the M.E. Herrick Irrevocable Trust, of which Michael Herrick is the sole beneficiary and Howard Herrick is the sole trustee, (iv) 1,000,000 shares issuable upon exercise of options granted under the 1997 Stock Option Plan (the "97 Plan"), (v) 150,000 shares of common stock issuable upon exercise of options granted to Evan Herrick under the 97 Plan, (vi) 808,989 shares of common stock issuable upon conversion of $9,000,000 principal amount of the Note at an initial conversion price of $11.125 per share (vii) 500,000 shares of common stock issuable upon exercise of a warrant issued on December 31, 1998 at an initial exercise price of $12.00 per share and (viii) 775,000 shares of common stock issuable upon exercise of options granted under our 1999 Stock Incentive Plan. Does not include 2,714,180 shares held by the Norton Herrick Irrevocable ABC Trust of which Norton Herrick is the sole beneficiary and Howard Herrick is the sole trustee. The Norton Herrick Irrevocable ABC Trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the trust. Howard Herrick has irrevocably granted to Norton Herrick sole dispositive power with respect to the shares of common stock held by Howard Herrick in his own behalf and on behalf of the M.E. Herrick Irrevocable Trust. Evan Herrick has irrevocably granted to Norton Herrick sole voting and dispositive power with respect to the shares of common stock issuable upon exercise of the 150,000 options granted to Evan Herrick on November 5, 1998 under the 97 Plan.

(5)  Represents shares issuable upon exercise of the Note and the Warrant.

(6) Includes (i) 50,000 shares of common stock issuable upon exercise of options granted March 18, 1998 at an exercise price of $5.00 per share,
     (ii) 25,000 shares of common stock issuable upon exercise of options purchased September 18, 1998 at an exercise price of $5.00 per share, and
     (iii) 15,000 shares of common stock issuable upon exercise of options granted on March 18, 1998 under our stock option plan at an exercise price of $5.00 per share. Does not include options to purchase 7,500 shares of common stock granted under our stock option plan which vest on March 18, 2000.

(7) Represents (i) 50,000 shares of common stock separately held by each of the named selling shareholders, (ii) 225,000 shares of common stock held of record by The Columbia House Company and which may be deemed to be beneficially owned by each of the named selling shareholders and (iii) 50,000 shares of common stock issuable to each of the named selling shareholders upon exercise of warrants issued to each of them on December 31, 1998 with an exercise price of $11.125. The shares of common stock and warrants were issued in connection with our purchase of certain assets of The Columbia House Company on December 31, 1998.

(8) Includes 225,000 shares owned of record by The Columbia House Company which is separately listed as a selling shareholder of such shares.

(9) Represents 125,000 shares of common stock of our company issued in connection with our purchase of certain assets of Premier Electronic Laboratories, Inc. on December 31, 1998.

(10) Represents 50,000 shares of common stock issuable upon exercise of options issued December 14, 1998 with an exercise price of $8.125 per share. The options were issued in connection with our purchase of certain assets of Metacom, Inc. Does not include 50,000 shares of common stock sold by Metacom, Inc. under this prospectus prior to the date of this prospectus supplement.

(11) Includes 395,125 shares of common stock (of which 100,000 are held in escrow and are subject to release if certain "EBITDA" levels for the acquired companies are met for the year ending December 31, 1999) and 152,750 shares issuable upon exercise of options issued on December 14, 1998 with an exercise price of $13.125 (of which 100,000 options are held in escrow and subject to release if certain "EBITDA" levels for the acquired companies are met for the year ended December 31, 2000). The shares of common stock and options were issued in connection with our purchase of certain assets of Radio Spirits, Inc.and Buffalo Productions, Inc. and Carl Amari's interest in a joint venture.

(12) Represents (i) 13,750 shares of common stock and an additional 2,500 shares of common stock issuable upon exercise of options with an exercise price of $13.125 per share, all of which was issued on December 14, 1998 in connection with our purchase of certain assets of Radio Spirits, Inc. and
     (ii) 15,000 shares issuable upon exercise of options with an exercise price of $13.125 per share granted on December 14, 1998 in connection with a consulting agreement.

(13) Represents (i) 16,125 shares of Common Stock and (ii) 4,750 shares of Common Stock issuable upon exercise of an option issued on December 14, 1998 with an exercise price of $13.125 per share. The shares of Common Stock and options were issued in connection with our purchase of certain assets of Radio Spirits, Inc.

(14) Represents 5,000 shares of Common Stock issuable upon exercise of options issued on December 14, 1998 with an exercise price of $13.125 per share. The options were issued in connection with our purchase of certain assets of Radio Spirits, Inc.

(15) Represents 10,000 shares of Common Stock issuable upon exercise of options issued on December 14, 1998 with an exercise price of $13.125 per share. The options were issued in connection with our purchase of certain assets of Radio Spirits, Inc.

(16) Represents 98,725 shares of common stock issuable upon exercise of warrants with an exercise price of $9.967 per share (after giving effect to anti-dilution adjustsments) issued to Fleet National Bank in connection with the Credit Agreement on December 31, 1998.

(17) Represents 98,725 shares of common stock issuable upon exercise of warrants with an exercise price of $9.967 per share (after giving effect to anti-dilution adjustsments) issued to ING (U.S.) Capital Corporation in connection with the Credit Agreement on December 31, 1998.

(18) Represents 21,600 shares of common stock issuable upon exercise of options granted on April 17, 1998 at an exercise price of $4.40 per share.

(19) Represents 20,000 shares issuable upon exercise of options granted on May 30, 1998 exercisable at $4.81 per share.

(20) Represents 10,000 shares of common stock issuable upon exercise of options granted on December 31, 1998 with an exercise price of $11.125 per share.

(21) Represents (i) 23,000 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share and (ii) 8,625 shares of common stock issuable upon exercise of warrants issued on November 2, 1998 with an exercise price of $8.375 per share.

(22) Represents (i) 17,125 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share and (ii) 3,209 shares of common stock issuable upon exercise of warrants issued on November 2, 1998 with an exercise price of $8.375 per share.

(23) Represents (i) 23,000 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share and (ii) 4,125 shares of common stock issuable upon exercise of warrants issued on November 2, 1998 with an exercise price of $8.375 per share.

(24) Represents (i) 4,000 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share and (ii) 2,291 shares of common stock issuable upon exercise of warrants issued on November 2, 1998 with an exercise price of $8.375 per share.

(25) Represents (i) 23,000 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(26) Represents (i) 24,840 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share and (ii) 4,500 shares of common stock issuable upon exercise of warrants issued on November 2, 1998 with an exercise price of $8.375 per share.

(27) Represents 2,250 shares of common stock issuable upon exercise of warrants issued on November 2, 1998 with an exercise price of $8.375 per share.

(28) Represents 5,518 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(29) Represents 5,017 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(30) Represents 20,000 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(31) Represents 49,400 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(32) Represents 7,500 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(33) Represents 27,600 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering and are exercisable until October 22, 2002 at an exercise price of $16.50 per share.

(34) Represents (i) 8,000 shares of common stock issuable upon exercise of options granted on

     February 15, 1999 with an exercise price of $.10 per share and (ii) 150,000 shares of common stock issuable upon exercise of options granted on February 15, 1999 with an exercise price of $9.75 per share.


(35) Represents 20,000 shares of common stock issuable upon exercise of options granted on March 5, 1999 with an exercise price of $10.00 per share.

(36) Represents 449,438 shares of common stock issuable upon conversion of $5,000,000 principal amount of the Note at an initial conversion price of $11.125 per share.